Exhibit 99

FOR IMMEDIATE RELEASE
Contacts:	Ewen R. Cameron, President & CEO ecameron@teltronics.com 941.753.5000	IDEAS THAT COMMUNICATE 941.753.5000 941.751.7724 (Fax) 2150 Whitfield Industrial Way Sarasota, FL 34243-4046

TELTRONICS, INC. OBTAINS NEW FINANCING

SARASOTA, FL., July 11, 2005 - Teltronics, Inc. (OTCBB: TELT) Teltronics, Inc. (OTCBB: TELT), today announced an agreement with CapitalSource Finance LLC of Chevy Chase, Maryland for a new line of credit facility providing an $8 million revolving line of credit and a $3 million term note.

"We are really excited about this new facility, as it more closely matches Teltronics' current business cycles and should enable us to improve our operating efficiencies even further," said Ewen Cameron, Teltronics' President and Chief Executive Officer. "Approximately $8 million of the proceeds available under the new agreement were used to settle Teltronics obligations to CIT and Harris Corporation," Mr. Cameron added. About Teltronics:
Teltronics, Inc. is a leading global provider of communications solutions and services that help businesses excel. The Company manufactures telephone switching systems and software for small-to-large size businesses, government, and 911 public safety communications centers. Teltronics offers a full suite of Contact Center solutions - software, services and support - to help their clients satisfy customer interactions. Teltronics also provides remote maintenance hardware and software solutions to help large organizations and regional telephone companies effectively monitor and maintain their voice and data networks. The Company serves as an electronic contract-manufacturing partner to customers in the U.S. and overseas. Further information regarding Teltronics can be found at their web site, www.teltronics.com.

About CapitalSource
CapitalSource is a specialized commercial finance company offering asset-based, senior, cash flow and mezzanine financing to small and mid-sized borrowers through three focused lending businesses: Corporate Finance, Healthcare & Specialty Finance and Structured Finance. By offering a broad array of financial products, CapitalSource has issued more than $7.1 billion in loan commitments. Headquartered in Chevy Chase, MD, CapitalSource has a national network of offices in cities including Atlanta, Boston, Buffalo, Chicago, Dallas, Los Angeles, Nashville, New York, Philadelphia and San Francisco. For more information, visit www.capitalsource.com or call toll free at (866) 876-8723.

A number of statements contained in this press release are forward-looking statements, which are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, competitive market conditions, successful integration of acquisitions, the ability to secure additional sources of financing, the ability to reduce operating expenses and other factors described in the Company's filings with the Securities and Exchange Commission. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties.

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